Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13D, and any amendments thereto filed by any of us, with respect to the Class B Common Stock of BBX Capital, Inc., described in this Schedule 13D, signed by each of the undersigned, shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: October 13, 2020	/s/ Alan B. Levan
Alan B. Levan

Date: October 13, 2020	Levan Partners LLC

/s/ Alan B. Levan
Alan B. Levan, Manager

Date: October 13, 2020	Levan BFC Stock Partners LP By: Levan Management LLC General Partner

/s/ Alan B. Levan
Alan B. Levan, President

Date: October 13, 2020	/s/ John E. Abdo
John E. Abdo

Date: October 13, 2020	/s/ Jarett S. Levan
Jarett S. Levan

Date: October 13, 2020	/s/ Seth M. Wise
Seth M. Wise